AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN ENTERPRISE FINANCIAL SERVICES CORP AND
PETER F. BENOIST

WHEREAS, Enterprise Financial Services Corp (“Company”), a Delaware corporation, and Peter F. Benoist (“Executive”) entered into a certain Executive Employment Agreement between Company and Executive, dated effective as of May 1, 2008, as amended by a certain First Amendment to Executive Employment Agreement, dated December 19, 2008 and as further amended by an Amendment to Executive Employment Agreement, dated effective as of March 25, 2013 (as so amended, the “Original Agreement”); and
WHEREAS, Executive has experience, leadership abilities management skills that benefit Company; and
WHEREAS, Executive desires to remain employed with the Company, and the Company desires to secure Executive’s continued employment, as the Company’s President and Chief Executive Officer upon the terms and subject to the conditions set forth below.
NOW, THEREFORE, the Original Agreement is amended effective as of February 4, 2014 as follows:
1.    Section 2.1 of the Original Agreement is hereby amended to read in its entirety as follows:

2.1    Term. Except as otherwise provided herein, the initial term of Executive’s employment shall be for a period commencing on the Effective Date and ending on December 31, 2016 (the “Initial Term”).  The term of Executive’s employment shall be automatically extended for successive one (1) year periods beginning on January 1 and ending on December 31 (each a “Renewal Term”) upon the same provisions for Base Salary and Targeted Bonus (as provided below) unless either the Company or Executive provides written notice (“Non-Renewal Notice”) to the other party at least ninety (90) days prior to the expiration of the Initial Term or then current Renewal Term, as applicable, that the term of this Agreement will not be renewed. The term during which Executive is an employee of the Company, including any Renewal Term, is referred to as the “Employment Term.” Notwithstanding the expiration of the Employment Term or such later termination of Executive’s employment with the Company, the obligations of Executive under Sections 7, 8 and 9 of this Agreement shall survive the termination of Executive’s employment with the Company and its Affiliates.

2.	Section 6.2 of the Original Agreement is hereby amended to read in its entirety as follows:

6.2    Termination Other Than for Cause. In the event Executive's employment is terminated in a Termination Other Than for Cause, Executive shall be paid as Severance Compensation an amount (payable over a period one year commencing on the effective date of such termination in substantially equal installments on the dates specified in subsection 3.1) equal to (i) his Base Salary, at the rate payable at the time of such termination plus (ii) an amount equal to the average of the actual Targeted Bonuses awarded to Executive with respect to the two fiscal years preceding the date of termination of Executive’s employment.

3.	Except as expressly amended pursuant to this Amendment, the Original Agreement shall continue in full force and effect without modification.

4.	Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date set forth above.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Jim Murphy
Jim Murphy
Chairman of the Board

By:	/s/ Peter F. Benoist
Peter F. Benoist